NORTH COAST PRODUCTIONS, INC.,
                  THE STORM HIGH PERFORMANCE SOUND CORPORATION
                            STOCK PURCHASE AGREEMENT

     This Agreement and Plan of Merger, dated January 28, 2000 is entered into by and between The Storm High Performance Sound Corporation (hereinafter referred to as "Storm" or "the Company"), and North Coast Productions, Inc. (hereinafter referred to as North Coast or the "Buyer").

     1. Storm is duly organized and existing as a corporation under the laws of the State of Florida, having an authorized capital stock of 50,000,000 shares, par value $.001, of which 8,521,599 shares of common stock are issued and outstanding.

     2. North Coast is a corporation duly organized and existing under the laws of the State of Washington having an authorized capital stock consisting of 100,000,000 shares of common stock, par value $.001, of which 5,000,000 shares are issued and outstanding.

     3. The board of directors of each of Storm and North Coast (collectively the "Constituent Corporations") deem it advisable, for the general welfare and advantage of the constituent corporations and their respective shareholders that Storm issue 7,115,593 shares of Common Stock to North Coast in exchange for a cash infusion of three hundred thousand dollars ($300,000), that as a result of the transaction covered by this Agreement, Storm will become a subsidiary of North Coast and North Coast will have full control of Storm, and that subsequent to Storm becoming a subsidiary of North Coast, North Coast will merge North Coast into Storm with Storm being the surviving corporation and North Coast ceasing to exist (the "Merger").

     4. The Buyer warrants on or before March 31, 2000, it will duly combine the Constituent Corporations in accordance with the provisions of the Florida Statutes Annotated. The Buyer warrants that by March 31, 2000, it will duly file Articles of Merger with the Secretary of the State of the State of Florida to effect the Merger. Said filing shall be the sole responsibility of the Buyer.

      Amended  and  Restated  Articles  of  Incorporation

     5. The Buyer warrants that on or before March 31, 2000, as part of the Merger, the Amended and Restated Articles of Incorporation of the Surviving Corporation shall be amended to read as follows: (the term "Corporation" as used in this article referring to the "Surviving Corporation"):

          (a)     First: The name of the Corporation is North Coast Productions,
Inc.

               (b) Second: The principal office of the Corporation is located at 8756 122nd Avenue, NE Kirkland, Washington 98033.

          (c) Third: The Corporation is formed for the purpose of making of movies in the entertainment industry, consultation and operation and for doing all things of every kind incident to the business, including but not limited to:

          (d) Engaging in any lawful activity and to manufacture, purchase or otherwise acquire, invest in, own mortgages, pledge, sell, assign and transfer or otherwise dispose of, trade, deal in and deal with goods, wares and merchandise and personal property of every class and description;

          (e) Holding, purchasing and conveying real and personal property and to mortgage or lease any such real and personal property with its franchises and to take the same devise or bequest;

          (f) Acquiring, and paying for in cash, stocks, bonds or any other security of this Company, the good will, rights assets and property and to undertake or assume the whole or any part of the obligations or liabilities for any person, firm, association or corporation;

          (g) Acquiring, holding, using, selling, leasing, granting licenses in respect of, mortgage or otherwise, disposing of letters of patents of the United States or any foreign country, patent rights, licenses and privileges, inventions, improvement and processes, copyright, trademarks and trade names relating useful in connection with any business in this Corporation;

          (h) Borrowing money and contracting debts when necessary for the transaction of its business, or for the exercise of its corporate rights, privileges or franchises, or for any other lawful purpose of its incorporation; issuing bonds, promissory notes, bills of exchange, debentures and other obligations and evidence of indebtedness, payable at specified time or times or payable upon the happening of a specified event or events, whether secured by mortgage, pledge or otherwise, or unsecured for money borrowed, or in payment for property purchased, or acquired, or for any other lawful objects;

          (i) Doing all and everything necessary and proper for the accomplishment of the objects enumerated in this plan or necessary or incidental to the protection and benefit of the Corporation and, in general, carrying on any lawful business necessary or incidental to the attainment of the objects of the Corporation, whether or not such business is similar in nature to the objects herein set forth above.

          (j) Fourth: Section 1. The maximum number of shares which the Corporation is authorized to have outstanding is 100,000,000 shares, which shall be classified as common stock.

     Authorization  and  Sale  of  the  Shares

     6.1 Authorization. Storm is authorized to issue pursuant to the terms and conditions hereof of up to 7,115,593 (seven million one hundred fifteen thousand five hundred ninety-three) shares of Storm's Common Stock.

     6.2 Sale. Subject to the terms and conditions hereof, Storm will issue to the Buyer and the Buyer will purchase from Storm shares of Common Stock (the "Securities") at a purchase price of three hundred thousand dollars ($300,000) (the "Purchase Price") . Of the $300,000 Purchase Price, the initial fifty thousand dollars ($50,000) shall be placed in an escrow account (the "Escrow Account") as set forth in the Escrow Agreement attached hereto as Exhibit A. The title on the Escrow Account is as follows:

                                    SHPE/NCPI

The parties hereto acknowledge that the Buyer has tendered to the Escrow Agent, the Law Firm of Larson-Jackson, P.C., an initial payment in connection with this Share Purchase a check made payable to SHPE/NCPI in the amount of Ten Thousand Dollars ($10,000.00). Said funds were immediately and without delay deposited in the Escrow Account created specifically for this transaction and were paid for the purposes set forth in paragraph. This ten thousand dollar payment is a partial payment of the $50,000 to be deposited in the Escrow Account. The pertinent banking coordinates and other information for the Escrow Account are as follows:

               Name  of  Bank:     The  Adams  National  Bank
               Address:            1627  K  Street  NW
                                   Washington,  D.C.    20006
               Telephone  No.:     (202)  466-4090
               Fax  No.:           (202)  833-8875

               Bank  Contact:      Catherine  Upshur  Purnell
                                   Vice  President/  Branch  Manager

               Account  Title:     SHPE/NCPI  Escrow  Account

               Account  No.:       40841705

               ABA  No.:           054001314


     7. Payment to Storm by Buyer. By February 4, 2000, the Buyer shall tender to the Escrow Agent a non-refundable deposit of fifty thousand dollars ($50,000) (the "Non-Refundable Deposit"). The Buyer may request an extension of time to make the Non-Refundable Deposit but the right to grant the extension shall be the sole right of Storm and Storm may set the new payment date for the Non-Refundable Deposit. If the Buyer fails to tender the Non-Refundable Deposit and Storm declines to grant an extension, the Buyer shall be in breach of this Agreement. By February 4, 2000, the Buyer shall open an account with the Adams National Bank ("Adams Bank") at 1627 K Street, NW, Washington, D.C. 20006 for the purpose of depositing the Buyer's payments which shall total $250,000 exclusive of the $50,000 to be deposited in the Escrow Account. The Buyer shall provide instructions to Adams Bank authorizing Adams Bank to respond to balance verification requests of the Escrow Agent. On or before March 31, 2000, the Buyer shall deposit or cause to be deposited in the Deposit Account at Adams Bank, $250,000 as payment to Storm. If by March 31, 2000, the Buyer has not successfully deposited or caused to be deposited a minimum of seventy-five percent (75%), or two hundred thirty-two thousand five hundred dollars, ($232,500.00) under the aforementioned Deposit Escrow Agreement, such failure shall constitute a material breach of this Agreement. As a result of such material breach and as liquidated damages, Storm is entitled to keep the Non-Refundable deposit of fifty thousand dollars ($50,000.00) deposited in the Escrow Account. In the event the Buyer so breaches this Agreement and forfeits $50,000 as liquidated damages, the remaining balance paid by the Buyer shall be returned to the Buyer without delay.

      8. In the event the Buyer has, in fact, deposited or caused to be deposited a minimum of two hundred thirty-two thousand five hundred dollars ($232,500.00), the Buyer may request an extension to pay the balance of the Purchase Price, but Storm shall have the sole right in its discretion to grant the extension to a date Storm deems appropriate.

     9.     Closing  Date;  Delivery  and  Effective  Date

          (a) The closing of the purchase and sale of the Securities to the Buyer shall occur contemporaneously at Adams National Bank in Washington, D.C. The official closing date ("Closing Date") of this Agreement shall be March 31, 2000, unless extended by Storm in accordance with Section 8 of this Agreement.

          (b) Delivery. At the Closing, Storm shall cause to be delivered, via overnight delivery, to the Buyer the Securities to be purchased by the Buyer from Storm, in accordance with the terms of the Escrow Agreement. Namely, the Buyer shall deposit in the aggregate three hundred thousand dollars ($300,000.00) at Adams National Bank in Washington, D.C. for the purpose of performing this Agreement. The Escrow Account titled SHPE/NCPI shall have the sum of fifty thousand dollars ($50,000.00). Mr. Patrick Charles ("Mr. Charles"), a principal of the Buyer, will open a separate and subsequent deposit account (the "Deposit Account") to receive the balance of two hundred and fifty thousand dollars ($250,000). The Deposit Account shall remain under the full and complete control of Mr. Charles. However, Mr. Charles will instruct Adams National Bank, in writing, with a copy to the Escrow Agent, to allow the Escrow Agent access to information about the money deposited into the Deposit Account. Once $250,000 have been deposited into the Deposit Account and $50,000 have been deposited into the Escrow Account such that the Buyer has deposited an aggregate of $300,000, Storm will transfer or cause the Securities to be transferred to the Buyer. The Buyer and Storm agree that the funds held in the Escrow Account referred to herein shall be disbursed in accordance with the Escrow Agreement executed by the parties. The Escrow Agreement shall be effective contemporaneously with this Agreement and is annexed as part of this Agreement as Exhibit "A". On or prior to closing, Mr. Charles, representing the Buyer, and Steve Larson-Jackson on behalf of the Escrow Agent, shall jointly appear at Adams Bank and jointly issue and verify payment to the list of creditors as set forth in the schedule of payments attached hereto as Exhibit B.

          (c) Effective Date: The Effective Date of this Agreement shall be January 28, 2000.

          (d) Post Delivery of Stock Certificates. The post delivery allocation of the securities of Storm shall be as follows:


SHAREHOLDERS                          AMOUNT                   PERCENTAGE
                                     -----------                 -------
NCPI Shareholders                     7,115,593                         83.50
Pre-Combination Storm Shareholders*   1,198,999                   14
Mr. Robert Hannaberry                   103,504                    1.25
Mr. Leonard Zacharoff                   103,503                    1.25
                                     -----------                 -------
TOTAL ISSUED AND OUTSTANDING          8,521,599                  100

*Exclusive  of  Messrs.  Hannaberry  and  Zacharoff.

     10.0 Contemporaneously with Storm's delivery of the Shares to the Buyer pursuant to 9(b) of this Agreement, Messrs. Robert Hannaberry and Leonard Zacharoff, the majority shareholders of Storm collectively owning 7,237,384 shares of Storm Common Stock, shall tender 7,030,377 shares back to Storm and Storm shall retire such shares. In exchange for such shares, Storm shall convey to Messrs. Hannaberry and Zacharoff all of Storm's assets that Storm owns as of January 28, 2000, but not including assets acquired by Storm after January 28, 2000. The parties hereto acknowledge that Storm presently has no operations and that Storm's remaining shareholders will benefit from the contemplated Merger in that an operating company will be merged into Storm.

     10.1 The parties hereto acknowledge that Messrs. Hannaberry and Zacharoff have personally sold an amount of shares equal to one percent (1% ) of the total shares outstanding of Storm to the Buyer in the open market pursuant to Rule 144 in the amount of $10,652. The $300,000 Purchase Price for Storm's shares under this Agreement is exclusive of the shares personally sold by Messrs. Hannaberry and Zacharoff and the amount received for such personal sale shall not be included in any amounts upon which any other calculations are made in this Agreement or any other agreement.

     10.2 After consummation of this Agreement, the remaining shares held by Messrs. Hannaberry and Zacharoff shall be subject to a lock-up agreement effective contemporaneously with Storm's issuance of the Securities. Messrs. Hannaberry and Zacharoff shall be prohibited from selling such shares (the "Lock-up Shares") into the securities markets during the period beginning on January 7, 2000, and ending July 7, 2000. The shares personally sold by Messrs. Hannaberry and Zacharoff as set forth in 10.1 are not included in the Lock-up Shares. Beginning on July 8, 2000 Messrs. Hannaberry and Zacharoff are each permitted to sell a maximum of twenty-five percent ( 25%) of their respective stock on a monthly basis. However, in the event either Mr. Hannaberry or Mr. Zacharoff does not sell his respect 25% allotment in any particular month, he will be permitted to add the unsold portion to the amount he can sell in the following month. The Buyer shall have the first right of refusal to acquire shares so offered for sale by Messrs. Hannaberry and Zacharoff at the Common Stock's closing price on the date immediately prior to Mr. Hannaberry's or Mr. Zacharoff's offer to sell their respective shares. Should the Buyer exercise its first right of refusal, it will have five (5) business days to close on a purchase of the stock.

     10.3 Upon the Buyer's tender of $50,000 to the Escrow Agent, Messrs. Robert Hannaberry and Leonard Zacharoff, being the only officers and directors of Storm, shall tender their resignations as officers and directors. In their capacity as majority shareholders, Messrs. Robert Hannaberry and Leonard Zacharoff shall appoint by consent Messrs. Patrick Charles and Terrence K. Picken to serve as directors of Storm for a special term to end on Mach 31, 2000. In their capacity as directors, Messrs. Charles and Picken shall appoint themselves as the sole officers of Storm. In their capacity as directors, Messrs. Charles and Picken shall only be empowered to take those steps necessary to duly effect a lawful offering of Storm's securities solely in the State of Washington, and shall not take any other action on behalf of Storm without majority shareholder approval. Messrs. Charles and Picken shall not disburse any proceeds from such offering except to the extent necessary to tender payment for the shares being sold under this Agreement should some of the proceeds from such offering be used in such manner. The parties hereto acknowledge that the offering is anticipated to be the source of payment for the Purchase Price though it need not be the exclusive source for such payment. Otherwise, the proceeds shall not be disbursed for any reason until after the Buyers have paid the full Purchase Price as set forth herein. Any such offering of Storm's securities shall be limited to an amount of securities such that Messrs. Hannaberry and Zacharoff shall retain a majority of the voting power of all the shares in Storm. Should said offering be unsuccessful in raising an amount sufficient to pay the Purchase Price set forth herein, any funds raised pursuant to said offering shall remain the property of Storm and upon the termination of Messrs. Charles and Picken's terms as directors on March 31, 2000, Messr. Hannaberry and Zacharoff may reelect themselves as directors, or any other persons to serve as directors as Messrs. Hannaberry and Zacharoff deem in the best interest of Storm. Any violation of this provision by Messrs. Charles or Picken shall be considered a material breach of this Agreement and shall result in the termination of this Agreement with any money paid to the Escrow Agent being forfeited by the Buyer as liquidated damages. The resignations and resolutions to appoint Messrs. Charles and Picken as directors shall be in a form as set forth in Exhibits D, E and F attached hereto.

     Representations  and  Warranties  of  Storm  and  Buyer

     11.     Storm  hereby  represents  and  warrants  to  the Buyer as follows:

     11.1 Organization and Standing; Articles and Bylaws. Storm is a corporation duly organized and existing under, and by virtue of, the laws of the State of Florida and is in good standing under such laws. Storm has the requisite corporate power to own and operate its properties and assets, and to carry on its business. Storm is qualified, licensed or domesticated as a foreign corporation in all jurisdictions where the nature of its activities or of its properties owned or leased makes such qualification, licensing or domestication necessary at this time. Storm has furnished or shall cause to be furnished to the Buyer copies of its Articles of Incorporation and Bylaws. Said copies are true, correct and complete and contain all amendments through the date of this Agreement.

     11.2 Corporate Power. Storm has now, or will have at the Closing Date, all requisite legal and corporate power to enter into this Agreement, to sell the securities hereunder, and to carry out and perform its obligations under the terms of this Agreement.

     11.3 Subsidiaries. Storm has no subsidiaries. Storm does not own, directly or indirectly, shares of stock or other interests in any other corporation, association, joint venture, or business organization.

     11.4 Capitalization. The authorized capital stock of Storm is 50,000,000 shares of Common Stock. 8,521,599 shares of Common Stock are issued and outstanding. The issued and outstanding shares of Common Stock have been duly authorized and validly issued, are fully paid and nonassessable and were issued in compliance with applicable state and federal laws concerning the issuance of securities. There are no outstanding rights, warrants, conversion rights, or agreements for the purchase or acquisition from Storm of any shares of its capital stock, except (i) options for 30,000 shares of Common Stock at an exercise price of $.10, and 10,000 shares of Common Stock at an exercise price of $1.00. Such options have been granted to Storm's market maker, Equitrade Securities Corporation. Said options have existed for more than one (1) year prior the instant Agreement.

     12.0  Authorization  of  Storm

          (a) All corporate action on the part of Storm, its officers, directors, and stockholders are authorized in connection with the sale and issuance of the securities pursuant hereto and the performance of Storm's obligations hereunder including the consent of a majority of the outstanding shares. Director and President, Mr. Robert Hannaberry, and Director and Vice-President, Mr. Leonard Zacharoff, control and own more than 80% of the issued and outstanding securities of Storm and hereby consent to this Agreement as evidenced by their signatures hereto. This Agreement is a legal, valid and binding obligation of Storm, enforceable against Storm in accordance with its terms, except as limited by bankruptcy, insolvency, reorganization, moratorium or similar laws of general application affecting enforcement of creditors' rights, and except as limited by application of legal principles affecting the availability of equitable remedies.

          (b) The Securities, when issued in compliance with the provisions of this Agreement, will be validly issued, fully paid and nonassessable, and will be free of any liens or encumbrances; provided, however, that such shares may be subject to restrictions on transfer under state and/or federal securities laws as set forth herein, and as may be required by future changes in such laws. In fact, no securities of Storm have been registered with the Commission.

          (c) No shareholder of Storm has any right of first refusal or any preemptive rights in connection with the issuance of the Securities or of the Common Stock by Storm.

     13. Financial Statements. (Storm's audited balance sheet and statement of income and expenses for the fiscal year ended December 31, 1999, are hereinafter collectively referred to as the "Financial Statements.") The Buyer has been supplied interim, unaudited financial statements. The Buyer intends to secure the services of an independent auditing firm to generate audited financial statements for Storm. At the conclusion of said audit, the financial statements will fairly present the financial condition of Storm and the results of the operations, if any, of Storm as of the date. Storm warrants that it has no liabilities other than those set forth in the schedule attached hereto as part of this Agreement as Exhibit C.

     14. Material Contracts and Commitments. All the material contracts, commitments, agreements, and instruments to which Storm is a party are legal, valid, binding, and in full force and effect in all material respects and enforceable by Storm in accordance with their terms except as limited by bankruptcy, insolvency, reorganization, moratorium, or similar laws of general application affecting enforcement of creditors' rights, and except as limited by application of legal principles affecting the availability of equitable remedies. Storm hereby discloses that is has not generated more than nominal revenue in the most recent fiscal year.

     15. Compliance with Other Instruments. Storm is not in violation of any term of its respective Articles of Incorporation or Bylaws, or in any material respect of any contract, agreement, instrument, or, to the best knowledge of Storm, any judgement, decree, order, statute, rule, or regulation applicable to it. The execution, delivery, and performance of this Agreement by Storm and the Buyer, and the issuance and sale of the Securities pursuant hereto, will not result in any such violation or be in conflict with or constitute a default under any such term, or cause the acceleration of maturity of any loan or material obligation to which Storm is a party.

     16. Litigation. There are no actions or proceedings against Storm which might result in any adverse change in the prospects, conditions, affairs, or operations if any of Storm or in any of its properties or assets, or in any impairment of the right or ability of Storm to carry on its business as proposed to be conducted.

     17. Offering. The offer, sale and issuance of the Securities in conformity with the terms of this Agreement will not violate the Securities Act.

     18. Insurance. Storm does not currently have in force liability insurance with insurer.

     19. Taxes. Storm has timely filed tax returns that are required to have been filed by them prior to the date of this Agreement with appropriate taxation authorities.

     20. Disclosure. This Agreement, the Financial Statements, and all certificates delivered to the Buyer pursuant to this Agreement, when read together, do not contain any untrue statement of a material fact and do not omit to state a material fact necessary in order to make the statements contained therein or herein not misleading. There is, to the best of Storm's knowledge, no fact which materially adversely affects the prospects, condition, affairs or operations of Storm or any of its properties or assets which has not been set forth in this Agreement.

     21. Representations and Warranties by Buyer. The Buyer represents and warrants to Storm as follows:

          (a) The Buyer is experienced in evaluating and investing in companies such as Storm and has had the opportunity to discuss Storm's business, management and financial affairs with its Chief Executive Officer, Mr. Robert Hannaberry. The Buyer further warrants that it has received or shall request at some future date prior to closing any and all information it requires prior to the closing.

          (b) The securities are being acquired for the account of the Buyer, for investment and not with a view to, or for resale in connection with, any distribution or public offering thereof within the meaning of the Securities Act. To the extent a distribution or public offering occurs, it shall be conducted in accordance with the applicable federal securities laws.

          (c) The Buyer understands that Storm's shares have not been registered with the U.S. Securities and Exchange Commission (the "SEC") pursuant to Section 12 of the Securities Act of 1934, as amended, nor has Storm registered any transactions pursuant to the Securities Act of 1933, as amended. The Buyer further represents that as part of its performance pursuant to the terms of this Agreement, the Buyer shall have the sole and complete responsibility and shall use its best efforts to arrange for filing the appropriate registration statement in connection with Storm to have Storm's shares registered under Section 12(g) of the Securities Exchange Act of 1934, as amended. (such registration statement and other documents filed with the SEC are referred to herein as the "SEC Filings"). Said registration shall be completed and filed with the SEC prior to April 1, 2000. The Buyer and Storm acknowledge Storm will be delisted or be relegated to trading in the "pink sheets" upon the failure to timely and successfully complete the registration process. All parties hereto agree that failure to timely register Storm shall constitute a material breach of this Agreement.

     Any failure to timely and successfully complete the registration process due to delays beyond the control of the Buyer, such as a failure of the auditors to perform on a timely basis shall not constitute a material breach of this Agreement by the Buyer.

          (d) Notwithstanding that Storm has been publicly traded for more than two years, the Buyer understands that only limited and nominal trading has occurred in Storm's stock pursuant to its current listing on the Over the Counter Bulletin Board ("OTCBB").

          (e) The Buyer has the full right, power and authority to enter into and perform this Agreement, and this Agreement constitutes a legal, valid and binding obligation upon the Buyer, its successors, and assigns except as may be limited by bankruptcy, insolvency, reorganization, moratorium or similar laws of general application affecting enforcement of creditors' rights, and except as limited by application of legal principles affecting the availability of equitable remedies.

          (f) The Buyer hereby acknowledges that it shall be responsible for its own costs and expenses, including attorney's and auditor's fees, in connection with the subject business combination. Buyer and Storm acknowledge that each has or has had the opportunity to have its own legal representation by its own securities counsel. Each party understands and agrees it is responsible for payment of legal fees of its respective counsel.

     22. Legends. Each instrument or certificate representing the Securities may be presented with the following legend:

THE SECURITIES EVIDENCED BY THIS CERTIFICATE HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, AND MAY NOT BE SOLD, TRANSFERRED, ASSIGNED OR HYPOTHECATED UNLESS THERE IS AN EFFECTIVE REGISTRATION STATEMENT UNDER SUCH ACT COVERING SUCH SECURITIES, THE SALE IS MADE IN ACCORDANCE WITH RULE 144 UNDER THE ACT, OR THE COMPANY RECEIVES AN OPINION OF COUNSEL FOR THE HOLDER OF THESE SECURITIES REASONABLY SATISFACTORY TO THE COMPANY STATING THAT SUCH SALE, TRANSFER, ASSIGNMENT OR HYPOTHECATION IS EXEMPT FROM THE REGISTRATION AND PROSPECTUS DELIVERY REQUIREMENTS OF SUCH ACT.

Conditions  to  Closing

     23. Conditions to Storm's Obligations. Storm shall stand ready to sell the Securities to the Buyer.

     24. Conditions to Obligations of Storm. Storm's obligation to sell and transfer the Securities to the Buyer at the Closing is subject to the fulfillment of Storm's satisfaction on or prior to the Closing Date of the following conditions, any of which may be waived by the Buyer in writing signed by an authorized officer:

          (a) The above representations and warranties made by Storm shall be true and correct when made, and shall be true and correct on the Closing Date with the same force and effect as if they had been made on and as of said date.

          (b) Storm shall not make any public disclosure regarding this Agreement unless required to do so under the applicable securities laws. The parties hereby acknowledge Storm shall issue a press release upon execution of the instant agreement.

          (c) Storm shall cooperate with the auditors and provide all requested information in a prompt and reasonable manner.

          (d) Storm must cease and terminate any and all discussions with other prospective acquirer or merger partners upon execution of this Agreement.
          (e) Storm shall instruct and direct its agents, affiliates and others to cooperate in the preparation of, and to timely file or provide information to governmental authorities, self regulatory bodies or other third parties to effectuate the subject business combination pursuant to the terms of this agreement.

     25. Waivers and Amendments. With the consent of the Buyer and of the record or beneficial holders of more than 80 percent of the securities to be purchased, the obligations of Storm's and the Buyer's rights under this Agreement may be waived (either generally or in a particular instance, either retroactively or prospectively and either for a specified period of time or indefinitely), and with the same consent of Messrs. Hannaberry and Zacharoff, may enter into a supplementary agreement with the Buyer to change in any manner or eliminating any of the provisions of this Agreement; provided, however, that no such waiver or supplemental agreement shall reduce the aforesaid percentage of Securities to be acquired in this transaction. This Agreement or any provision hereof may be changed, waived, discharged or terminated only by a statement in writing signed by the party against which enforcement of the change, waiver, discharge or termination is sought.

     26. Conditions to Buyer's Obligations. The Buyer's obligations to purchase the securities at the Closing is subject to the fulfillment of the Agreement to Messr's Hannaberry and Zacharoff's reasonable satisfaction on or prior to the Closing Date of the following conditions:

          (a) Representations and Warranties Correct; Performance of Obligations. The representations and warranties made by the Buyer shall be true and correct when made, and shall be true and correct on the Closing Date with the same force and effect as if they have been made on and as of said date; Storm shall not have been adversely affected in any way prior to Closing the transaction unless Storm becomes a reporting issuer prior to the Closing; Storm shall have performed all obligations and conditions herein or any other related agreement required to be performed or observed by it on or prior to the Closing date.

          (b) Legitimate Investment. At the time of the Closing, the Buyer of the Securities hereunder shall be legally permitted by the laws and regulations to which the Buyer and Storm are subject.

          (c) Due Diligence and Confidentiality. The Buyer shall provide sufficient documents and other information upon the demand of Messrs. Hannaberry and Zacharoff in order that the Messrs. Hannaberry and Zacharoff can conduct their due diligence review with respect to the Buyer. In the course of the parties' due diligence investigations, discussions and negotiations, each party may disclose to the other certain proprietary, confidential or other non-public information relating to its respective business, the proprietary, confidential and non-public nature of which information both parties desire to maintain. Except as set forth herein, no party shall reveal or make known to any person, firm corporation or entity or utilize in its own business or make any other usage of any information disclosed to it by the other in connection with the discussions and negotiations in connection with the subject transaction. The obligation to limit disclosure shall cease if the information becomes part of the public domain or the party has independently developed the information without the use of any information provided by the other party. In the event the business combination does not occur and the transaction is not completed, the parties agree to return all documents, including original and all copies in their possession, which were obtained in connection with this Agreement and to maintain the confidentiality of any information obtained hereunder for a period not to exceed two (2) years.

DUE  DILIGENCE  REVIEW

     Storm shall permit the Buyer's employees, agents, accountants, legal counsel and other representatives to have access to Storm's books, records, employees, counsel, accountants, engineers and other representatives at all reasonable times for the purpose of conducting its due diligence investigation. Storm will make available to the Buyer for examination and reproduction all documents and data of every kind and character relating to this Agreement and the transactions contemplated hereby, in possession or control of, or subject to reasonable access by either party. All such due diligence investigations shall be completed and the Buyer shall notify Storm in writing of the satisfaction or removal of this due diligence review condition by no later than March 6, 2000. Upon mutual agreement of the parties, additional time may be allowed to complete such due diligence investigation. Should the Buyer or Storm (in the context of the due diligence investigation, either party is referred to as the "Reviewing Party") become aware of any information during its due diligence investigation which, in the opinion of the Reviewing Party, could have material adverse impact on this Agreement and/or the transactions contemplated hereby, the Reviewing Party shall immediately notify the company whom the Reviewing Party investigated (the "Receiving Party") in writing of such information and the concerns which such information has caused. The Receiving Party shall have a reasonable time to respond to those concerns. In the event that the concerns cannot be resolved to the satisfaction of the Reviewing Party, the Reviewing Party shall have the right to terminate this Agreement without further liability hereunder. Each party shall bear the costs and expenses of the respective due diligence investigation hereunder, including the fees and expenses of professional advisors.

          (d) Payment of Third Parties. The Buyer will certify or represent to Storm that the Buyer has paid any all third parties in connection with subject transaction, including but not limited to the accountants, in full prior to or on the Closing Date.

          (e) The Buyer hereby acknowledges that it shall be responsible for its own costs and expenses, including attorney's and auditor's fees, in connection with the subject business combination.

          (f) The Buyer and Storm shall observe the spirit and intent of this Agreement and other related agreement in connection with the sale of the Control Block of Common Stock of Storm High Performance Sound Corporation.
     27. Governing Law. This Agreement shall be governed in all respects by the laws of the District of Columbia.

     28. Survival. The representations, warranties, covenants, and agreements made herein shall survive the Closing of the transactions contemplated hereby.

     29. Successors and Assigns. Except as otherwise expressly provided herein, the provisions hereof shall inure to the benefit of, and be binding upon, the successors, assigns, heirs, executors and administrators of the parties hereto.

     30. Entire Agreement. This Agreement and the other documents delivered pursuant hereto constitute the full and entire understanding and agreement between the parties hereto with regard to the subjects hereof and thereof.

     31. Notices. All notices and other communications required or permitted hereunder shall be in writing and shall be mailed by first class mail, postage prepaid, addressed (a) if to the Buyer, at such the Buyer's address set forth below or at such other address as the Buyer shall have furnished to Storm in writing, or (b) if to Storm at its address set forth below, or at such other address as Storm shall have furnished to the Buyer.







To Buyer:                       To Storm:                 To Escrow Agent:
------------------------------  ------------------------- -------------------------
                                Mr. Robert Hannaberry
 Mr. Patrick Charles            Storm High Performance     Mr. Steve Larson-Jackson
 North Coast Productions, Inc.  Sound Corporation          Law Firm of Larson-Jackson, P.C.
 8756 122nd Avenue NE           626 Highway 17 West  1275  K Street, N.W., Suite 1101
 Kirkland, WA   98033           Pembroke, Ontario K8A 7G9  Washington, D.C., 20005
 (Tel) 425- 827-7817            (Tel.) 613- 735-7588       (Tel.) (202) 408-8180
 (Fax) 425-827-2216             (Fax) 613-735-8228         (Fax) (202) 789-2216


     32. Separability. In case any provision of this Agreement, not material to the benefits intended to be conferred hereby shall be invalid, illegal, or unenforceable, the validity, legality, and enforceability of the remaining provisions shall not in any way be affected or impaired thereby.

     33.     Finder's  Fees.

          (a) Storm (i) represents and warrants that it has retained no finder or broker in connection with the transactions contemplated by this Agreement and (ii) hereby agrees to indemnify and to hold Buyer's officers, directors and controlling persons harmless of and from any liability for commission or compensation in the nature of a finder's fee to any broker or other person or firm (and the costs and expenses of defending against such liability or asserted liability) for which Storm, or any of its employees or representatives, are responsible.

          (b) The Buyer (i) represents and warrants that it has retained no finder or broker in connection with the transactions contemplated by this Agreement and (ii) hereby agree to indemnify and to hold Storm, and their respective officers, directors and controlling persons, harmless of and from any liability for any commission or compensation in the nature of a finder's fee to any broker or other person or firm (and the costs and expenses of defending against such liability or asserted liability) for which Storm, or any of its employees or representatives, are responsible.

          (c) The Buyer and Storm represent, warrant and covenant Sidney Golub and Tuscan Capital Ltd. ("Tuscan Capital") have served as consultants to Storm. As such, all parties agree he shall be paid for said services upon consummation of the transaction. Payment to Mr. Golub or Tuscan Capital is pursuant to a separate and independent agreement (Consulting Agreement) and neither Mr. Golub nor Tuscan Capital shall receive compensation under this Agreement except as set forth in the Consulting Agreement. The parties to this Agreement shall in good faith execute such other and further instruments, assignments or documents as may be necessary or advisable to carry out the transactions contemplated by this Agreement.

     34. Titles and Subtitles. The titles of the Sections and subsections of this Agreement are for convenience of reference only and are not to be considered in construing this Agreement. References herein to exhibits to this Agreement shall be deemed to incorporate such exhibits by reference.

     35. Counterparts. This Agreement may be executed in any number of counterparts, each of which shall be an original, but all of which together shall constitute one instrument, and which shall become effective when there exist copies signed by Storm's directors, Messrs. Hannaberry and Zacharoff, and the Buyer. All parties hereto agree that facsimiles of signatures and documents including counterpart signatures shall be acceptable as signed copies of this Agreement.

     IN WITNESS WHEREOF, the undersigned have caused this Agreement to be executed by their duly authorized representatives effective as of last date this agreement is signed by one of the two below parties.


Storm High Performance Sound Corp.         North Coast Productions, Inc. (Buyer)


By:   /s/ Robert Hannaberry
-------------------------------------------
Robert Hannaberry, Director                  By: /s/ Patrick F. Charles
                                             ---------------------------
                                             Patrick Charles, President
                                             North Coast Production, Inc.
                                             8756 122nd Avenue, NE
By:/s/ Leonard Zacharoff                     Kirkland, Washington, WA 98033
-------------------------------------------
Leonard Zacharoff, Director                  Buyer
Storm High Performance Sound Corp.           (425) 827-7817
777 South Hagler Drive 8th Floor West Tower
West Palm Beach, Florida 33401
(613) 735-7558  Dated:


Dated:

                                    EXHIBIT A

                            DEPOSIT ESCROW AGREEMENT

     DEPOSIT ESCROW AGREEMENT ("Deposit Agreement") dated January 27, 2000 by and among Storm High Performance Sound Corporation, 626 Highway 17 West, Pembroke, Ontario Canada K8A 7G9, phone number (613) 735-7588 (the "Company") and North Coast Productions Inc., 8756 - 122nd Avenue NE, Kirkland, WA 98033, phone number (425) 872-7817 ("Buyer").

          WHEREAS, Buyer and the Company entered into a Stock Purchase Agreement dated January 27, 2000, ("Stock Purchase Agreement") in which, inter alia, the Company agreed to sell and Buyer agreed to purchase 7,115,793 shares of the stock in the Company ("Shares").

          WHEREAS, the Buyer has agreed to tender payment of $300,000 in installments as payment for the shares in accordance with the Stock Purchase Agreement;

          WHEREAS, Buyer and the Company have agreed that the funds paid by Buyer under the Stock Purchase Agreement shall be tendered to and held under this Deposit Agreement and disbursed at closing as agreed to by the parties and as described in this Deposit Agreement;

          WHEREAS, upon Closing, the Shares to be delivered to Buyer shall be issued in the name of Buyer or Buyers' designee as set forth in this Deposit Agreement.

          NOW THEREFORE, in consideration of the respective premises, mutual covenants and agreements of the parties hereto, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

          1. Appointment of Escrow Agent. Law Firm of Larson-Jackson, P.C. is hereby appointed as Escrow Agent hereunder ("Escrow Agent") and the Escrow Agent hereby accepts such appointment. The Escrow Agent shall act in accordance with the instructions set forth in this Deposit Agreement and any further instructions given to it by written instrument signed by Buyer and the Company. The Escrow Agent hereby discloses to all parties that it has in the past, and continues to represent the Company. The Company and Buyer acknowledge the instant disclosure and waive any conflicts of interest.

          2. Payment of the Purchase Price by Buyer to the Escrow Agent. Buyer shall deposit with the Escrow Agent payments as follows:

                 DUE DATE OF PAYMENT     AMOUNT


On  or  before  February  4,  2000     $  50,000

     Escrow  Agent  hereby  acknowledges  receipt  of  $10,000  from  Buyer.

     3.     By  Febr

  uary 4, 2000, Buyer shall open an account with the Adams National Bank ("Adams
   Bank:"), 1627 K Street NW, Washington DC  70006 for the purpose of depositing
                           Buyer payments of $250,000.

     4. As set forth herein, Buyer shall provide instructions to Adams Bank authorizing Adams Bank to respond to balance verification requests of Escrow Agent.

          A. In the event the Company grants Buyer an extension on any deadlines and the Buyer and Company jointly submit to Escrow Agent a copy of notification of any such extension, the due date of such payments shall be the due date set forth in the extension notification.

          B. In the event Buyer has deposited payments aggregating $232,500 to the Escrow Agent and the Adams Bank account on or before the due date of the $250,000 payment and Buyer and the Company jointly submit to Escrow Agent a copy of written notification of the Company's granting of an extension of the due date to pay the remaining balance due, the due date of the remaining payment due and the Closing Date of this Deposit Agreement shall be extended in accordance with such notification.

     5. Delivery of Shares by Shareholders. Within seven days of the Buyer depositing $50,000, the Company shall cause share certificates to be issued in the name of Buyer for 7,115,793 fully paid and non-assessable shares of the common stock, par value $.001 per share of the Company and place such certificate with the Escrow Agent with documents necessary to deliver such shares to Buyer on March 31, 2000.

     6. Custody and Disposition of the Shares. The Escrow Agent shall hold and dispose of the Certificates representing the Shares and any monies, certificates, instruments or documents held by it hereunder only in accordance with the terms of this Deposit Agreement.

     7. Delivery of Shares Upon Closing. At the Closing (as defined in the Stock Purchase Agreement), the Escrow Agent shall deliver to Buyer the certificate or certificates representing the number of Shares to be delivered to Buyer under the terms of the Stock Purchase Agreement and this Deposit Agreement.

     8. Distribution of Proceeds Received From Buyer. Upon receipt by Escrow Agent of the $50,000 from Buyer and verification by Escrow Agent of the $250,000 of funds deposited to the Adams Bank account by Buyer, the parties hereto agree that the aggregate receipts of $300,000 shall be disbursed in accordance with the payment schedule agreed upon by the parties per the Schedule of Payments set forth in Exhibit "B" annexed to the Stock Purchase Agreement. Thereto, Mr. Patrick Charles, representing Buyer, and Steve Larson-Jackson (as Escrow Agent) shall jointly appear at Adams National Bank in Washington D.C. and jointly issue and verify payment to the list of creditors as set forth in Exhibit "B".

     9. Waiver of Dividends and Other Distributions. During the period when the Shares shall remain on deposit with the Escrow Agent, no dividends nor other distributions shall be paid on the Shares. However, immediately upon delivery of the Shares to Buyer or Buyer's designees, as the case may be, under the terms of this Deposit Agreement, the Shares shall have the same status and rights as all other shares of the Company's common stock of the same class, including but not limited to full and complete rights to receive any dividends or distributions payable or distributable to the holders of the Company's common stock of the same class.

     10. Indemnification. Buyer and the Company agree, jointly and severally to indemnify, defend and hold harmless the Escrow Agent from and against any and all costs (including, without limitation, legal fees and expenses), liabilities, claims and losses arising out of or in connection with this Deposit Agreement or any action or failure to act by the Escrow Agent under this Deposit Agreement

     11. Concerning the Escrow Agent. To induce the Escrow Agent to act hereunder, it is further agreed by the undersigned that:

          A. This Agreement expressly sets forth all the duties of the Escrow Agent with respect to any and all matters pertinent hereto. No implied duties or obligations shall be read into this Agreement against the Escrow Agent. The Escrow Agent shall not be bound by the provisions of any agreement among the other parties hereto except this Agreement.

          B. The Escrow Agent shall not be liable for any action or failure to act in its capacity as Escrow Agent hereunder unless such action or failure to act shall constitute willful misconduct on the part of the Escrow Agent.

          C. The Escrow Agent shall be entitled to rely upon any order, judgment, certification, demand, notice, instrument or other writing delivered to it hereunder without being required to determine the authenticity or the correctness of any fact stated therein or the propriety or validity of the service thereof. The Escrow Agent may act in reliance upon any instrument or signature believed by it to be genuine and may assume that any person purporting to give notice or receipt or advice or make any statement or execute any document in connection with the provisions hereof has been duly authorized to do so.

          D. The Escrow Agent may act pursuant to the advice of counsel with respect to any matter relating to this Agreement and shall not be liable for any action taken or omitted in accordance with such advice.

          E. The Escrow Agent does not have any interest in the Shares or any other property deposited hereunder but is serving as escrow holder only and having only possession thereof. Buyer shall pay or reimburse the Escrow Agent upon request for any transfer taxes relating to the Shares incurred in connection herewith and shall indemnify and hold harmless the Escrow Agent from any amounts that it is obligated to pay in the way of transfer taxes.

          F. The Escrow Agent makes no representations as to the validity, value or genuineness of any security or other document or instrument held by or delivered to it.

          G. The Escrow Agent (and any successor Escrow Agent) shall at any time resign as such by delivering the Shares and the funds to any successor Escrow Agent, jointly designated by the other parties hereto in writing, or to any court of competent jurisdiction, whereupon the Escrow Agent shall be discharged of and from any and all further obligations arising in connection with this Agreement. The resignation of the Escrow Agent will take effect on the earlier of (a) the appointment of a successor (including a court of competent jurisdiction) or (b) the day which is 30 days after the date of delivery of its written notice of resignation to the other parties hereto. If at that time the Escrow Agent has not received a designation of a successor Escrow Agent, the Escrow Agent's sole responsibility after that time shall be to safekeep the Shares until receipt of a designation of successor Escrow Agent, or a joint written disposition instruction by the other parties hereto or a final order of a court of competent jurisdiction.

          H. In the event of any disagreement between the other parties hereto resulting in adverse claims or demands being made in connection with the Shares, or in the event that the Escrow Agent shall be entitled to retain the Shares until the Escrow Agent shall have received (i) a final nonappealable order of a court of competent jurisdiction directing delivery of the Shares, or
(ii) a written agreement executed by the other parties hereto directing delivery of the Shares, in which the Escrow Agent shall disburse the Shares in accordance with such order or agreement. Any court order referred to in (i) above shall be accompanied by a legal opinion by counsel for the presenting party satisfactory to the Escrow Agent to the effect that said court order is final and nonappealable. The Escrow Agent shall act on such court order and legal opinion without further question.

          I. This Agreement shall be binding upon and inure solely to the benefit of the parties hereto and their respective successors (including successors by way of merger) and assigns, heirs, administrators and representatives and shall not be enforceable by or inure to the benefit of any third party except as provided in paragraph (g) with respect to a resignation by the Escrow Agent.

          J. This Agreement may be modified by a writing signed by all the parties hereto, and no waiver hereunder shall be effective unless in a writing signed by the party to be charged.

     12. Governing Law. This Agreement shall be governed in all respects by the internal laws of the District of Columbia.

     13. Notices. All notices, requests, consents and other communications hereunder shall be in writing, shall be delivered by hand or mailed by first class registered or certified mail, return receipt requested, postage prepaid. Each such notice or other communication shall for all purposes of this Agreement be treated as effective or having been given when delivered if delivered pers onally, or, if sent by mail, at the earlier of its receipt or 72 hours after the same has been deposited with a postal employee or in a regularly maintained receptacle for the deposit of mail, addressed and mailed as aforesaid.

     14. Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed to be an original, but all of which together shall constitute one and the same instrument.

     15. Facsimile. The parties hereto agree the facsimile transmitted version of the Agreement shall have the same force and effect as the original "hard copy " of this Agreement.

          IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed and delivered, as of the day and year first above written.


Escrow  Agent:
LAW  FIRM  OF  LARSON-JACKSON,  P.C.



By:     /s/  Steve  Larson-Jackson
     Steve  Larson-Jackson,  Esquire


Buyer:

NORTH  COAST  PRODUCTIONS  INC.



By:     /s/  Patrick  F.  Charles
     Patrick  F.  Charles,  President

The  Company:

STORM  HIGH  PERFORMANCE  SOUND  CORP.



By:     /s/  Robert  Hannaberry
     Robert  Hannaberry,  President

EXHIBIT  "B"
                              SCHEDULE OF PAYMENTS

A list of payables of the Company as of January 1, 2000 appended to the Stock Purchase Agreement executed by and agreed to among the parties as Exhibit C (copy of which is annexed hereto) sets forth the name of creditors and amounts owing to such creditors by the Company:

The  parties  to  this  Deposit  Agreement hereby agree that upon and at Closing
Buyer shall disburse proceeds deposited to the Adams Bank account in the following order and amounts:
                                           AMOUNT
CREDITOR
--------------------------------------------------
Continental Stock Transfer             $    300.40
Toronto Dominion Bank in exchange
 for release of liens and
 encumbrances against the Company        19,036.46
County of West Palm Beach,
 Property Taxes                             254.00
Standard & Poor's                         3,000.00
Shawn Sicard                              8,250.00
Cassidy's Storage                           746.80
Walsh Stewart Scott & Co.                 8,600.34
IGS Renfrew County                          176.49
The law firm of Larson-Jackson           34,249.44
Cygraphics                                  286.40
Eva Zacharoff                            18,000.00
Eva Zacharoff                             1,100.00

Robert Hannaberry & Leonard Zacharoff    39,175.00
Robert Hannaberry                         3,028.28
Leonard Zacharoff                        13,753.10
Tuscan Capital Ltd.                     100,043.29
  TOTAL                                $250,000.00
                                       ===========

     The $50,000 of funds deposited with Escrow Agent shall be disbursed to in accordance with instructions to be provided to Escrow Agent by Messrs.
Hannaberry  and  Zacharoff  on  or  prior  to  Closing.

                                    EXHIBIT C
                                    PAYABLES
                               AS OF JANUARY 1, 2000


Creditor                              Description              Amount
------------------------------------  -----------------------  ----------
Toronto Dominion Bank                 Operating Loan           $19,036.46
------------------------------------  -----------------------  ----------
Eva Zacharoff                         Payment on Loan           18,000.00
Eva Zacharoff                         Private Loan               1,100.00
Cassiday's Storage                    Storage                      746.80
UPS                                   Shipping                       0.00
Buskie Office Supplies                Office Supplies                0.00
Continental Stock Transfer            Transfer Agent               300.40
County of West Palm Beach             Property Taxes               254.00
Walsh Stewart Scott & Co.             Accounting Fees            8,600.24
IGS Renfrew County                    Internet Service             176.49
Corporate Offices                     Rent                           0.00
The Law Firm of Larson-Jackson, P.C.  Legal fees                34,249.44
Cygraphics                            Printing                     286.40
Flex 2000                             Sales Commissions              0.00
Shawn Sicard                          Factoring Loan             8,250.00
Standard & Poor's                     Annual fee                 3,000.00
Robert Hannaberry &                   Private loan   12/1/97    13,386.00
Leonard Zacharoff                     Private loan   12/1/97    25,789.00
Robert Hannaberry                     Private loan in 1998       3,028.28
Leonard Zacharoff                     Private loan in 1998      13,753.10

TOTAL PAYABLES                                               $ 149,956.00

                             RESIGNATION OF DIRECTOR

     I, Robert Hannaberry, being a duly elected director of The Storm High Performance Sound Corporation, hereby tender my resignation as a director effective this ____ day of January, 2000.


                                   __________________________________
                                   Robert  Hannaberry

                                    EXHIBIT E

                             RESIGNATION OF DIRECTOR

     I, Leonard Zacharoff, being a duly elected director of The Storm High Performance Sound Corporation, hereby tender my resignation as a director effective this ____ day of January, 2000.



                                   __________________________________
                                   Leonard  Zacharoff

                                    EXHIBIT E

                    RESOLUTION OF SHAREHOLDERS AND DIRECTORS

                                       OF

                    STORM HIGH PERFORMANCE SOUND CORPORATION
                                 (the "Company")

     WHEREAS, Robert Hannaberry and Leonard Zacharoff collectively own 85.9% of the outstanding Common Stock of the Company.

     WHEREAS,     The  two  shareholders  comprise  the  Board  of Directors and
Officers;

     It  is  RESOLVED,  that  the  shareholders  wave  the notice requirement of
Article  I,  Sections
2  and  4  of  the  Bylaws.

     It is RESOLVED, that the shareholders consent to this action without a meeting as permitted by Article I, Section 9 of the Bylaws.

     It is RESOLVED, that the undersigned, in their capacities as shareholders hereby elect Patrick Charles and Terry Picken to the Company's Board of Directors.

                                   _________________________________
                                   Robert  Hannaberry

                                   __________________________________
                                   Leonard  Zacharoff

                      AMENDMENT TO STOCK PURCHASE AGREEMENT

1. Whereas, the parties hereto, North Coast Productions, Incorporated and The Storm High Performance Sound Corporation, entered into a stock purchase agreement dated January 28, 2000 and a Deposit Escrow Agreement dated January 27, 2000.

2. Whereas, the parties hereto acknowledge the instant writing constitutes the first and only written amendments to the Stock Purchase Agreement and Deposit Escrow Agreement.

3. Whereas, the parties hereto acknowledge and agree the instant amendment is limited only to the express terms of the instant amendment and all other provisions of the agreements shall remain the same.

4. The parties hereto agree the Articles of Merger shall be filed with the applicable governmental agencies following the closing and in no event shall ten
     (10) business days expire without the filing of the articles of merger. North Coast Productions has the responsibility for preparing and filing the Articles of Merger.

5. The parties hereto agree the balance of the purchase price in the amount of Two Hundred and Fifty Thousand Dollars ($250,000.00) shall be transferred via electronic  wire  on  March 30, 2000 to Adams National Bank to the existing
Escrow Deposit Account. The wiring instructions and banking coordinates shall remain the same as set forth in the original stock purchase agreement.

6. From the escrow account, Mr. Robert Hannaberry and Mr. Larson-Jackson shall pay the accounts payable for Storm in the amount not to exceed One Hundred
     Forty-Nine Thousand, Nine Hundred and Fifty Six Dollars and Zero Cents ($149,956.00). Any and all accounts payable shall be paid in full on March 31, 2000.

7. With respect to Item 21(c) of the stock purchase agreement, the parties hereto agree the registration statement shall be completed and filed with the U.S. Securities and Exchange Commission prior to April 15, 2000.

8. The parties hereto agree the executed facsimile containing each of the three below signatures shall have the same force and effect as the original.

Buyer                              For  the  Company
NORTH  COAST  PRODUCTIONS  INC.     THE  STORM  HIGH  PERFORMANCE  SOUND  CORP.


/s/  Patrick  F.  Charles                    /s/  Robert  Hannaberry
Patrick  F.  Charles,  President             Robert  Hannaberry,  President
FAX  #310-458-7912


Escrow  Agent
Law  Firm  of  Larson-Jackson,  P.C.

/s/  Steve  Larson-Jackson
Steve  Larson-Jackson